AGREEMENT

This is an Agreement dated as of June 28, 2013, between Gregory S. Schreacke (“Executive”) and First Financial Service Corporation (the “Company”).

Recitals

A.          On February 7, 2013, Executive was awarded 23,000 shares of “long-term restricted stock,” as defined by the U.S. Treasury’s Interim Final Rule governing executive compensation that applies to all bank holding companies in which Treasury holds preferred stock purchased under its the Capital Purchase Program.

B.           As a result of Treasury’s sale of preferred stock of the Company at a 54% discount on April 29, 2013, and due to the incremental schedule on which transfer restrictions on long-term restricted stock terminate, only 25% of Executive’s restricted stock, or 5,750 shares, will become freely transferable when the restricted stock vests on February 7, 2015, while the remaining 17,250 shares would remain subject to restrictions that prohibit their transfer indefinitely.

C.           Rather than pay withholding tax upon the vesting of restricted stock on which he may never realize a financial return through sale, Executive has proposed that 17,250 of the 23,000 unvested shares of long-term restricted stock awarded to him on February 7, 2013 be terminated.

Agreement

For good and valuable consideration, the receipt of which the parties hereto acknowledge, Executive and the Company do hereby agree that 17,250 shares of long-term restricted stock awarded to Executive on February 7, 2013 are hereby terminated.

FIRST FINANCIAL SERVICE CORPORATION

By:	/s/ John L. Newcomb, Jr.
John L. Newcomb, Jr.
Chairman, Executive Compensation Committee

Date: 6/28/2013

/s/ Gregory S. Schreacke
Gregory S. Schreacke

Date: 6/28/2013